Exhibit 10.13
COOPER INDUSTRIES, LTD.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
(As Amended and Restated for Non-Deferral Terms as of February 12, 2008)
(As Amended and Restated in connection with Section 409A as of January 1, 2005)
I. Purpose of the Plan
     The Cooper Industries Stock Incentive Plan is intended to provide Cooper US, Inc. (the “Company”) and its affiliates a means by which such companies can engender and sustain a sense of proprietorship and personal commitment on the part of the executives, managers and other key employees in the continued growth, development and financial success of the publicly-traded parent, Cooper Industries, Ltd. (“CBE”) and encourage them to remain with and devote their best efforts to the business of the Company and its affiliates, thereby advancing the interests of the Company, its affiliates and CBE shareholders. Accordingly, the Company may award to certain employees shares of the Common Stock of CBE, on the terms and conditions established herein.
     This amended and restated Stock Incentive Plan, Post-2004 Part, applies only to Awards that were not vested as of December 31, 2004, and is intended to comply with Section 409A of the Code and the regulations thereunder. All provisions of the Plan shall be construed in a manner consistent with such intention. All Awards (or portions thereof) that were vested on or prior to December 31, 2004 shall be governed by the Cooper Industries Amended and Restated Stock Incentive Plan, as amended and restated February 9, 2005.
II. Definitions
     2.1 “Affiliate” shall mean any employer, present and future, with which the Company is considered a single employer under Sections 414(b) and 414(c) of the Code.
     2.2 “Award” means any form of Stock Option, Restricted Stock or Performance Share granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.
     2.3 “Award Agreement” means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.
     2.4 “Board” shall mean the Board of Directors of CBE.
     2.5 “Change in Control” shall mean a change in the ownership or effective control of CBE, or in the ownership of a substantial portion of the assets of CBE, within the meaning of Section 409A of the Code.

     2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     2.7 “Commission” shall mean the Securities and Exchange Commission.
     2.8 “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act.
     2.9 “Common Stock” or “Shares” shall mean the Class A common shares, par value $0.01 a share, of CBE and other such securities of CBE as the Committee may from time to time determine.
     2.10 “Dividend Equivalent” shall mean any right granted pursuant to Section X hereof.
     2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.12 “Executive Officer” means an executive officer as defined in Rule 3b-7 promulgated under the Exchange Act.
     2.13 “Fair Market Value” of a share of Common Stock, as of any date, means the closing sales price of a share of Common Stock as reported on the Stock Exchange on the applicable date or, if no sales of Common Stock were made on the Stock Exchange on that date, the closing sales price as reported on the Stock Exchange for the preceding day on which sales of Common Stock were made and further provided that, in the event of a Change in Control, Fair Market Value shall not be less than the highest price per share actually paid for the Common Stock in connection with the Change in Control of CBE.
     2.14 “Incentive Stock Option” shall mean an option granted under Section VII hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
     2.15 “Nonstatutory Stock Option” shall mean an option granted under Section VII hereof that is not intended to be an Incentive Stock Option.
     2.16 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such prices and during such Period or Periods as the Committee shall determine.
     2.17 “Participant” means an officer or key employee of the Company or its affiliates who is selected by the Committee to participate in the Plan.
     2.18 “Performance Goals” or “Targets” in respect to Awards of Performance Shares are defined as the performance criterion or criteria established by the Committee, pursuant to Section 9.3 hereof.

     2.19 “Performance Period” shall mean that period established by the Committee at the time any Performance Shares are granted, provided that a Performance Period shall be a minimum of one year.
     2.20 “Performance Share” shall mean any grant pursuant to Section IX hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter, or as a reward to recognize significant personal contributions to Company initiatives under the Cooper Star Program as approved by the Committee.
     2.21 “Plan” shall mean the Cooper Industries Amended and Restated Stock Incentive Plan, Post-2004 Part, effective January 1, 2005.
     2.22 “Restricted Stock” shall mean any Shares issued pursuant to Section VIII (or any restricted stock units granted pursuant to Section VIII that are valued by reference to a designated number of Shares) and which are subject to such terms, conditions and restrictions as the Committee deems appropriate, including but not limited to restrictions on transferability, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
     2.23 “Section 162(m)” means Section 162(m) of the Code and the regulations and rulings promulgated thereunder.
     2.24 “Section 409A” means Section 409A of the Code and the regulations and rulings promulgated thereunder.
     2.25 “Separation from Service” shall mean the termination of employment of a Participant with the Company and all Affiliates for any reason other than death; provided, however, that a Company-approved leave of absence shall not be considered a termination of employment if the leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided either by statute or by contract. Whether a Participant has incurred a Separation from Service shall be determined in accordance with Section 409A.
     2.26 “Stock Exchange” means the New York Stock Exchange, Inc. (“NYSE”) or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.
     2.27 “Voting Stock” means securities entitled to vote in an election of Directors of CBE.
III. Administration
     3.1 The Plan shall be administered by the Committee.

     3.2 Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the type of Awards to be made to Participants; to determine the Shares subject to any Award and the terms, conditions and restrictions relating to any Award; to determine whether, to what extent and under what circumstances any Award may be settled, cancelled, forfeited, exchanged, or surrendered; to waive or modify any condition applicable to an Award (other than a Performance Share Award to Executive Officers if inconsistent with Section 162(m)); to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting CBE or the financial statements of CBE (with respect to Awards made to Executive Officers, to the extent in accordance with Section 162(m), if applicable) or (ii) in response to changes in applicable laws, regulations, or accounting principles; to interpret the Plan; to establish, amend or rescind any administrative policies; to determine the terms and provisions of any agreements entered into hereunder; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive: provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder (i) that are intended to provide “performance-based compensation,” within the meaning of Section 162(m), from doing so or (ii) that are intended to comply with the requirements of Section 409A, from doing so.
     3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.
     3.4 Notwithstanding the powers and authorities of the Committee set forth in this Section III,
•	the Committee shall not permit the repricing of Stock Options by any method, including by cancellation and reissuance, and

•	the Committee may only accelerate the vesting or exercisability of an Award: (i) upon termination of employment by a Participant subject to the limitations set forth in Section XII or (ii) upon the death, disability or retirement of a Participant or a Change in Control.
IV. Eligibility
     Any key employee of the Company or any of its subsidiaries or affiliates is eligible to receive one or more Awards under the Plan.

V. Shares Subject to the Plan
     5.1 There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan since its inception in 1996 an aggregate of 41,000,000 shares of Common Stock, subject to the adjustments provided for in Section XIV hereof. The 41,000,000 Shares available for Awards consist of 34,000,000 Shares (adjusted to reflect the two-for-one stock split completed in March 2007) previously approved by the Company and CBE shareholders and 7,000,000 Shares approved by shareholders at the 2008 Annual Meeting. Of the 7,000,000 Shares approved by shareholders at the 2008 Annual Meeting, no more than 2,100,000 Shares are available for Restricted Stock and Performance Shares.
     5.2 Shares of Common Stock available for issuance under the Plan may be authorized and unissued Shares, outstanding CBE Class A common shares held by the Company, or CBE Class B common shares convertible into Class A common shares for issuance under the Plan, as the Company and CBE may from time to time determine. The Board of Directors and the appropriate officers of CBE shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or otherwise terminated, or expire unexercised, shall immediately become available for Awards hereunder. If an Award is exchanged for cash or other property of comparable value, the Common Stock related to the Award will be deducted from the Shares available for Awards hereunder. Any Shares issued by CBE in respect of the assumption or substitution of outstanding awards from a corporation or other business entity acquired by CBE shall not reduce the number of Shares available for Awards under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.
     5.3 The number of shares of Common Stock subject to Awards granted under the Plan to any individual who is an Executive Officer shall not exceed the limits set forth below:
•	Stock Options — a total of 3,000,000 Shares in a continuous five (5) year period.

•	Restricted Stock and Performance Shares — the greater of 250,000 Shares per calendar year or a total of 1,000,000 Shares in a continuous four (4) year period.
Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m).
VI. Awards
     Awards under the Plan may consist of: Stock Options (either Incentive Stock Options within the meaning of Section 422 of the Code or Nonstatutory Stock Options), Restricted Stock, or Performance Shares. Awards of Performance Shares and Restricted Stock may provide the

Participant with dividends or Dividend Equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.
VII. Stock Options
     7.1 Grants. Awards may be granted in the form of Stock Options. Stock Options may be Incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time, and approved by the Committee.
     7.2 Terms and Conditions of Options. A Stock Option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee: provided, however, that no Stock Option shall be exercisable more than 10 years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the Stock Option’s grant, subject to adjustment as provided in Section XIV hereof.
     7.3 Restrictions Relating to Incentive Stock Options. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. The aggregate Fair Market Value of stock with respect to which Incentive Stock Options (granted pursuant to this Plan or any other plan of the Company or any Affiliate) are first exercisable by any Participant during any calendar year may not exceed One Hundred Thousand Dollars ($100,000). Incentive Stock Options shall be granted only to key employees of the Company and its “subsidiaries” within the meaning of Section 424 of the Code.
     7.4 Payment. Upon exercise, a Participant may pay the option exercise price of a Stock Option in cash or Shares, or a combination of cash and Shares, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of Common Stock to exercise a Stock Option.
     7.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions or restrictions, if any, on any Stock Option Award, provided they are not inconsistent with the Plan or Section 409A. The Committee may condition the vesting of Stock Options on the achievement of financial performance criteria established by the Committee at the time of grant.
VIII. Restricted Stock Awards
     8.1 Grants. Awards may be granted in the form of Restricted Stock (“Restricted Stock Awards”). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

     8.2 Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of CBE. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, provided that the period of vesting shall be at least three years from the date of grant, except as provided in Section XVIII.
     8.3 Rights as Shareholders. The Committee may, in its discretion, grant to the Participant to whom such Restricted Stock has been awarded, all or any of the rights of a shareholder with respect to such shares of Restricted Stock, including the right to receive dividends or Dividend Equivalents.
     8.4 Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.
IX. Performance Share Awards
     9.1 Grants. Awards may be granted in the form of Performance Shares.
     9.2 Performance Shares. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. The Committee may also grant Performance Shares as a reward to employees to recognize significant personal contributions to Company initiatives under the Cooper Star Program. Award payment in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional Shares being available for reissuance pursuant to Section V hereof.
     9.3 Performance Criteria. Notwithstanding anything to the contrary contained in this Section IX, Performance Share Awards shall be made to Executive Officers only in compliance with Section 162(m). Performance criteria used to establish Performance Goals for Performance Share Awards granted to Executive Officers must include one or any combination of the following: (i) CBE’s return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in earnings per share of CBE or any subsidiary or business segment of CBE; (iii) cash flow or similar measure; (iv) total shareholder return; (v) change in the market price of the Common Stock; (vi) market share; or (vii) debt ratios or similar measures. The Performance Goals established by the Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). To the extent applicable, any such Performance Goals shall be determined in accordance with generally accepted accounting principles. Each Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Targets. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable for Awards to different Executive Officers in the same Performance Period. Payment shall be made with respect to a Performance Share Award to an Executive Officer only after the attainment of the applicable Performance Goals has been certified in writing by the Committee.
     9.4 Adjustments. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in CBE’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, modify the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided, that such adjustment is permitted by Section 162(m).
     9.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan.
X. Dividends
     Upon issuance of Performance Shares earned under the Plan, the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends that the Participant would have received had the Participant been the owner of record of such earned Performance Shares during the Performance Period. Upon the grant of restricted stock units, the Committee may, in its discretion, provide for the accrual or payment of dividends that the Participant would have received had the Participant been the owner of record of the underlying Shares during the vesting period.
XI. Deferrals and Settlements of Performance Shares
     The Committee may require or permit Participants to elect to defer the issuance of Shares or cash pursuant to an Award under such administrative policies as it may establish under the Plan, provided that such policies are consistent with the requirements of Section 409A. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferred amount, or for the payment or crediting of Dividend Equivalents where the deferral amounts are denominated in Shares.
     A Participant shall also elect the time and form of payment of deferred Shares at the time the election to defer Shares is made. A Participant may elect (x) a single lump sum distribution of Shares and cash or (y) a series of substantially equal installments over a period certain of up to three (3) years. The Shares remaining to be distributed shall continue to earn Dividend

Equivalents as provided in Section X. Subject to the terms of the Plan, the election shall specify the calendar year in which the distribution of the deferred Shares for that Performance Period shall be made or shall commence. Subject to any limitations imposed by the Committee and/or Section 409A, the specified calendar year may be a calendar year during the Participant’s active employment or the earlier or later of the calendar year in which a Participant incurs a Separation from Service or attains a specified age.
     Notwithstanding any other provision of this Plan or any deferral election filed by a Participant, in the event any Participant defers the issuance of Shares or cash pursuant to an Award of Performance Shares, no payment of such Shares or cash may be made to the Participant before the date that is six (6) months after the date of the Participant’s Separation from Service from the Company and any Affiliate (or, if earlier, the date of the Participant’s death).
     Any undistributed Shares credited to a Participant at his death shall be distributed in a lump sum within ninety (90) days of death provided that, if such ninety-day period begins in one taxable year and ends in another taxable year, neither Participant’s estate nor any beneficiary of Participant may choose in which taxable year such distribution will be made. A Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the Participant’s deferred Shares in the event of his death. Any such beneficiary designation may be changed from time to time prior to the death of the Participant. If no beneficiary designation is in effect at a Participant’s death, payment shall be made to his estate.
     On or before December 31, 2008, a Participant may make an election to change the time and form of payment of any deferred Shares credited for the Performance Periods 2002-2003 through 2008-2010; provided that (i) the requirements for transition relief under Section 409A are met, including the requirements that no Shares subject to the election shall otherwise be distributable in 2008 and that the election shall not cause any Shares to be distributed in 2008 that would not otherwise be distributable in such year and (ii) the special election shall be subject to this Section XI.
XII. Termination of Employment
     Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award, except that the Committee may, in its discretion:
•	accelerate the vesting or exercisability of an Award, provided the aggregate number of Shares relating to such accelerated Awards does not exceed 350,000 Shares plus 5% of any additional Shares authorized under the Plan after the date of the 2008 Annual Shareholders’ Meeting,

•	eliminate or make less restrictive any restrictions contained in an Award, or

•	waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either: (i) not adverse to such Participant; or (ii) consented to by such Participant.
     Notwithstanding the preceding sentence, the Committee shall not have the power to accelerate the payment of any Shares or cash deferred pursuant to Article XI hereunder, nor to amend any Award in any manner, unless such acceleration or amendment is (i) permitted by Section 409A or (ii) consented to by such Participant.
XIII. Transferability and Exercisability
     Awards granted under the Plan shall not be transferable or assignable other than: (i) by will or the laws of descent and distribution; (ii) by gift or other transfer of an Award (other than an Incentive Stock Option unless permitted by the Code) to any trust or estate in which the original Award recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) pursuant to a qualified domestic relations order (as defined by the Code). However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.
XIV. Adjustments
     14.1 The existence of outstanding Awards shall not affect in any manner the right or power of CBE or its shareholders to make or authorize: (i) any adjustments, recapitalizations, reorganizations or other changes in the capital stock of CBE or its business; (ii) any merger or consolidation of CBE; (iii) any issuance of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock); (iv) the dissolution or liquidation of CBE, or any sale or transfer of all or any part of its assets or business; or (v) any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
     14.2 If there is a change in the number of outstanding Shares of Common Stock by reason of any stock dividend, stock split or reverse stock split, recapitalization, reclassification, reorganization, merger, consolidation, combination, or exchange of Shares, or similar corporate change, an equitable substitution or proportionate adjustment shall be made to: (i) the aggregate number of Shares available for issuance under the Plan; (ii) the number of Shares subject to outstanding Awards granted under the Plan; (iii) the Option exercise price per Share; (iv) the number of deferred Shares credited to a Participant’s account pursuant to Section XI; and (v) the limit on the number of shares subject to Awards pursuant to Section 5.3 hereof. Any substitution or adjustment of an Award shall be made in a manner consistent with the requirements of Section 409A.

XV. Withholding Taxes
     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock, or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.
XVI. Regulatory Approvals and Listings
     Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates evidencing Shares under this Plan prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the listing of such Shares on the Stock Exchange; and (iii) the completion of any registration or other qualification of the Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.
XVII. No Right to Continued Employment or Grants
     No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries or affiliates. Further, the Company and its subsidiaries and affiliates expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.
XVIII. Change in Control
     18.1 Vesting and Deferral.
     (i) Vesting. Immediately upon a Change in Control, all outstanding Awards shall vest automatically, all forfeiture restrictions shall lapse, and all Performance Share Awards shall be deemed earned at the commendable Performance Goal level.

     (ii) Deferral. Accounts denominated in cash immediately prior to a Change in Control shall continue to be denominated in cash following a Change in Control. Accounts denominated in Shares immediately prior to a Change in Control shall, following such Change in Control, be denominated in (a) such form of consideration as the Participant would have received had the Participant been the owner of record of such Shares at the time of such Change in Control, in the case of a Change in Control With Consideration and (b) Shares, in the case of a Change in Control Without Consideration.
     (iii) Definitions. “Change in Control With Consideration” shall mean a Change in Control in which Shares are exchanged or surrendered for shares, cash or other property. “Change in Control Without Consideration” shall mean a Change in Control pursuant to which Shares are not exchanged or surrendered for shares, cash or other property.
     18.2 Payment and Rollover.
     (i) Payment of Deferral Accounts Relating to Performance Share Awards. In the event of a Change in Control, all Deferral Accounts related to Performance Share Awards shall be paid out in cash to a Participant on the date of such Change in Control, with the amount of such cash equal to the Fair Market Value of the Performance Shares held in the Participant’s Account.
     (ii) Payment of Restricted Stock Awards. With respect to outstanding Restricted Stock Awards, the Company shall, within ten (10) days after the occurrence of a Change in Control, (a) issue or cause to be issued, for any Shares covered by such Awards, (i) such form of consideration as the Participant would have received had the Participant been the owner of record of such Shares at the time of such Change in Control, in the case of a Change in Control With Consideration and (ii) Shares, in the case of a Change in Control Without Consideration and (b) make, or cause to be made, a lump sum cash payment to the Participant for any accrued interest and Dividend Equivalents.
     (iii) Stock Option Rollover or Cash-Out. With respect to outstanding Stock Options which have vested pursuant to Section 18.1 of the Plan, unless the Committee has determined to make an equitable adjustment or substitution of such Stock Options pursuant to Section 14.2 of the Plan as a result of the Change in Control, upon a Change in Control the Company shall cancel such Stock Options and, within 10 days thereafter, the Company shall make or cause to be made a cash payment to each holder thereof in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to such Stock Option over the option exercise price, multiplied by the number of Shares subject to such Stock Option.
     18.3 It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an “excess parachute payment” within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company or CBE to permit the Participant to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom.
     Accordingly, the Participant may, at the Participant’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute “excess parachute payments,” and it shall be the Participant’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid “excess parachute payments” provided, however, that Participant must first surrender payments or benefits that are payable in the same calendar year as the event giving rise to such “excess parachute payment” and, if additional payments or benefits are surrendered, must then surrender payments or benefits that are payable in the immediately succeeding calendar year and provided further that no payment or benefit that is surrendered shall affect the amount of payment or benefit payable in a subsequent calendar year.
     18.4 The granting of Awards under the Plan shall in no way affect the right of the Company or CBE to adjust, reclassify, reorganize or otherwise change its capital or business structures or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.
XIX. Amendment, Modification, Suspension
or Termination
     The Board may amend, modify, suspend or terminate (individually or in the aggregate, a “Change”) this Plan for any purpose except that: (i) no Change that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant’s consent, (ii) no Change shall be effective prior to approval by CBE’s shareholders to the extent such approval is required: (a) pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents); (b) pursuant to Section 162(m); or (c) otherwise required by applicable legal requirements including applicable requirements of the Stock Exchange on which CBE is listed and (iii) following a Change in Control, the terms and conditions of deferrals under the Plan may not be changed to the detriment of any Participant without such Participant’s written consent.
XX. Governing Law
     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

XXI. Rights as Shareholder
     Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.
XXII. Other Benefit and Compensation Programs
     Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company or CBE benefit plan, program or practice or any severance pay law of any country. Further, the Company and CBE may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.
XXIII. Unfunded Plan
     Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.
XXIV. Use of Proceeds
     The cash proceeds received by the Company from the issuance of Shares pursuant to Awards under the Plan shall constitute general funds of the Company.
XXV. Successors and Assigns
     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
XXVI. Effective Date
     This Plan shall be effective as of the date it is approved by the Board of Directors of CBE. Subject to earlier termination pursuant to Section XIX, the Plan shall continue in effect through November 7, 2015. After termination of the Plan, no future Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.
XXVII. Interpretation
     The Plan as applicable to certain employees is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act, with Section 162(m), and with Section 409A,

and all provisions hereof shall be construed in a manner to so comply with respect to such employees. Notwithstanding any other provision of the Plan, although the Board, the Committee, and any designee of the Board or Committee shall use their best efforts to avoid the imposition of taxation, penalties, and interest under Section 409A, the tax treatment of Participant deferrals under the Plan shall not be, and is not, warranted or guaranteed. Neither the Company, the Board, the Committee, nor any of their designees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, Beneficiary, or other person as a result of any deferral or payment under the Plan.